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                                     EXHIBIT 29.6

                         FURTHER AMENDMENTS TO 1992 INCENTIVE
                         AND NON-STATUTORY STOCK OPTION PLAN

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                                   AMENDMENT NO. 2
                                          TO
                                MICRO BIO-MEDICS, INC.
                  1992 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN


The following paragraph has been added to Section 13 of the 1992 Plan:

    In case of any consolidation or merger of the Company with or into another corporation (other than a merger in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock of the class issuable upon exercise of the Options) or in case of any sale or conveyance to another corporation of the property of the Company as an entity or substantially as an entity where part or all of the consideration received by the Company includes securities of the acquiring corporation, the Company, or such successor or acquiring corporation, as the case may be, shall provide that the holder of each Option then outstanding shall have the right thereafter to convert such Option into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Company into which such Option might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. This paragraph shall apply to all incentive stock options granted on or after May 1, 1994 and to all non-statutory stock options granted under the Plan and with respect to options covered by this paragraph it shall supersede any conflicting provisions of the Plan."

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                                   AMENDMENT NO. 3
                                        TO THE
                                MICRO BIO-MEDICS, INC.
                           1992 INCENTIVE AND NON-STATUTORY
                            STOCK OPTION PLAN (the "Plan")


    1. Paragraph 2. DEFINITIONS of the Plan is hereby amended by adding the following definition as the first definition of said Paragraph 2.

    "Acquisition Event" means the acquisition by any person, entity or "group" (excluding, for this purpose, the Company, any affiliate of the Company, or any employee benefit plan of the Company or of any affiliate of the Company which acquires beneficial ownership of voting securities of the Company) within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either five percent (5%) or more of the then outstanding shares of Common Stock or five percent (5%) or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors.

    2. Paragraph 2. DEFINITIONS of the Plan is hereby further amended by adding the following definition immediately following the definition of "Board" in said Paragraph 2.

    "Change of Control" means (i) a merger or consolidation of the Company with or into another corporation which is not an affiliate of the Company or a recapitalization or reorganization of the Company and, immediately upon the consummation of such merger, consolidation, reorganization or recapitalization, the persons who were the shareholders of the Company immediately prior to such merger, consolidation, reorganization or recapitalization do not immediately thereafter own more than fifty percent (50%) of the total voting power of the merged, consolidated, reorganized or recapitalized company's voting securities entitled to vote generally in the election of directors; (ii) the sale of all or substantially all of the assets of the Company to another person or entity which is not an affiliate of the Company; (iii) the acquisition by any person, entity or "group" (excluding, for this purpose, the Company, any affiliate of the Company, or any employee benefit plan of the Company or of any affiliate of the Company which acquires beneficial ownership of voting securities of the Company) within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either fifty percent (50%) or more of the then outstanding shares of Common Stock or fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or (iv) during any period of two consecutive years, if persons who at the beginning of such period constitute the Board cease for any reason to constitute at

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least a majority of the Board unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least eighty percent (80%) of the directors then still in office who were directors at the beginning of such period. For purposes of this definition an "affiliate" is any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company and "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

    3. Paragraph 9. EXERCISE OF OPTIONS of the Plan is hereby amended by adding a new subparagraph (e) and (f) as follows (Subparagraphs (e) and (f) shall not apply to (i) all incentive stock options granted prior to stockholder approval of such subparagraphs, (ii) any non-statutory stock options granted prior to such approval where a written consent required under paragraph 14 of the 1992 Plan is not obtained) or (iii) any Option whatsoever where an event of default would be created under the Company's then existing institutional loan(s) and such event of default is not waived prior to such occurrence or cured pursuant to such loan agreements:

    (e) Upon the occurrence of an Acquisition Event, at the election of an optionee, such optionee shall be permitted to exercise all or any portion of such optionee's exercisable Options by borrowing from the Company, and the Company shall be obligated to loan such optionee, an amount equal to the
aggregate exercise   price of such Options intended to be exercised by such
optionee. Such optionee shall use the proceeds of such loan to exercise such Options. Such optionee shall issue to the Company a promissory note made by such optionee in a principal amount equal to the amount of such loan. The optionee shall pledge to the Company to secure the repayment of such loan all shares of Common Stock issued to the optionee upon exercise of Options pursuant to this subparagraph (e). At the time of such loan, such loan shall have a rate of interest and such loan and pledge shall have such additional terms and conditions all as determined by the Board or a Committee thereof.

    (f) Upon the occurrence of a Change of Control as set forth in clause (iv) of the definition thereof in Paragraph 2 hereof, or upon the occurrence of a Change of Control as set forth in clause (i), (ii) or (iii) of the definition thereof in Paragraph 2 hereof which Change of Control is not approved by a vote of at least eighty percent (80%) of the directors that constitute the Board immediately prior to the occurrence of such Change of Control, all Options shall terminate as of the time immediately prior to the occurrence of such Change of Control and the respective optionees shall surrender all of their unexercised Options for cancellation by the Company and, upon such surrender, the optionee shall receive (1) the cash, securities or other consideration he would have



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received had he been entitled to exercise, and had he exercised, such Option or
Options immediately prior to such Change of Control and had he disposed of his shares issuable upon such exercise in connection with such Change of Control (subject to required deductions and withholdings), minus (2) an amount of cash or fair market value of securities or other such consideration equal to the exercise price of such Option or Options surrendered.

                               PROPOSED AMENDMENT NO. 4
                                          TO
                                MICRO BIO-MEDICS, INC.
                  1992 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN


    Paragraph 3 of the 1992 Plan is amended to read as follows:

    "3.  STOCK SUBJECT TO PLAN.

    Subject to the provisions of paragraph 12 hereof, there shall be reserved for issuance or transfer upon the exercise of Options to be granted from time to time under the Plan an aggregate of 1,850,000 shares of Common Stock, which shares may be in whole or in part, as the Board of Directors of the Company shall from time to time determine, authorized and unissued shares of Common Stock or issued shares of Stock which shall have been reacquired by the Company. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan."

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